                                                                    EXHIBIT 99.1

[WILSONS LEATHER LOGO]


CONTACTS:
--------
Pete Michielutti                   INVESTOR RELATIONS:
Chief Financial Officer            James Palczynski
Wilsons The Leather Experts        Integrated Corporate Relations, Inc.
(763) 391-4000                     (203) 222-9013

FOR IMMEDIATE RELEASE
---------------------

           WILSONS LEATHER ANNOUNCES SECOND QUARTER OPERATING RESULTS

     MINNEAPOLIS - (BUSINESS WIRE) - August 20, 2002 - Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today announced results for the second quarter, ended August 3, 2002. The results for the quarter were consistent with the Company's guidance from its July 22 press release, which did not take into account the cumulative effect of a required accounting change as discussed below.

     Net sales for the thirteen-week period ended August 3, 2002 decreased 5.1% to $89.4 million, compared to the year-ago quarter's result of $94.2 million. This decrease was attributable to continued negative comparisons for the Company's travel stores. Consolidated comparable store sales, which include the travel stores, were down 6.5% during the quarter. Consolidated year-ago comparable store sales, which did not include the travel stores, decreased 7.6% for the second quarter. Comparable store sales for the Wilsons Leather stores rose 1.9% for the most recent quarter and the travel stores declined 21.9%.

     The Company reported a second quarter net loss, before the cumulative effect of an accounting change, of $27.0 million, or $1.33 per fully diluted share, versus a net loss of $22.8 million, or $1.32 per fully diluted share, in the year-ago second quarter. Included in the results for the second quarter is an after tax charge of $0.06 per fully diluted share related to relocating the Las Vegas office to Minneapolis. While the retail environment during the quarter was under some pressure, the Company was very pleased with the performance of its core Wilsons Leather stores, which saw increases in customer traffic. Additionally, the Company believes that with a proper merchandise mix, trends in its Bentley's Luggage and El Portal stores will improve.

     Wilsons Leather performed its initial goodwill impairment test as required under Statement of Financial Accounting Standards, "SFAS" No. 142 during the second quarter of 2002. Substantially, all of Wilsons Leather's goodwill relates to the travel stores and its acquisitions of Bentley's Luggage and El Portal. As part of the process of evaluating this goodwill for impairment, a recent study by an independent third party determined that the book value of the acquired companies exceeded their fair value. Wilsons Leather determined that the Bentley's Luggage and El Portal goodwill was fully impaired. Impairment is attributed to a number of factors, primarily acquisition price and operating performance. In aggregate, Wilsons Leather recorded a $24.6 million (net of a $1.7 million tax benefit) charge for the cumulative effect of adopting SFAS No.
142. Net loss after the cumulative effect of this accounting change was $51.6 million or $2.55 per fully diluted share for the second quarter.

     Net sales for the six months ended August 3, 2002 decreased 1.4% to $208.6 million compared to $211.6 million for the comparable period of 2001. Consolidated comparable store sales for the six months ended August 3, 2002 decreased 8.6% versus a comparable store sales decrease of 1.8% in the prior year which did not include the travel stores. Comparable store sales in the Wilsons Leather stores for the six-month period decreased 4.5%. The net loss for the current six-month period, excluding the cumulative effect of an accounting change, was $41.7 million, or $2.11 per fully diluted share, versus a net loss of $26.5 million, or $1.55 per fully diluted share in the comparable period from last year. Included in the results for the current six-month period is an after tax charge of $0.06 per fully diluted share related to relocating the Las Vegas office to Minneapolis. The increase in loss was also due to a combination of lower sales and gross margins in the travel stores as well as higher expense levels related to 2001 store openings. Net loss after the cumulative effect of this accounting change was $66.3 million or $3.36 per fully diluted share for the year to date.

     Joel Waller, Chairman and Chief Executive Officer, commented, "We are very pleased with the performance of our Wilsons Leather stores, which are generating positive comparable store sales for the most recent quarter and solid merchandise margins in a tough environment for specialty retail. While we continue to have challenges ahead of us in our travel stores, our 25-store re-merchandising test program is recently underway. We are focusing on identifying an appropriate product mix and pricing strategy that will improve our comparable store sales trend and margin performance in our travel stores in time for the holiday season."

     Mr. Waller continued, "The rate of sales in our Wilsons Leather stores has led us to believe that our assortment for fall is on-target. We've seen particular strength in our contemporary labels, M. Julian(R)and Maxima(R). Our women's early fall performance has clear key-item trends on which we can capitalize."

     Also today, the Company reiterated guidance for the remainder of the fiscal year, ending on February 1, 2003. It continues to expect to report sales and earnings in the range of $775 million to $785 million and $0.51 to $0.56 per share, respectively, before the cumulative effect of an accounting change related to goodwill. These forecasts are in-line with the Company's guidance of July 22, which did not take into account the cumulative effect of the accounting change related to goodwill impairment. Full year loss per fully diluted share after the cumulative effect of the accounting change is expected to be $0.71 to $0.66.

     Joel Waller, Chairman and Chief Executive Officer concluded, "We are committed to rebuilding our profitability and returning to our record of strong financial performance. The ongoing strength of the Wilsons Leather stores, a measured, thoughtful approach to remerchandising the travel stores, and strong, integrated MIS systems should enable us to do so. After removing and rebuilding nearly 100% of the travel stores management, we now have a skilled team throughout our organization."

ABOUT WILSONS LEATHER

     Wilsons Leather is the leading specialty retailer of leather outerwear, apparel and accessories and the leading specialty retailer of travel products and accessories in the United States. As of August 3, 2002, Wilsons Leather operated

756 stores located in 46 states, the District of Columbia, Puerto Rico, and Canada including 489 mall stores, 101 outlet stores and 27 airport stores under the Wilsons Leather concept and 139 premium travel products and accessories stores in 25 states and Puerto Rico under the El Portal, Bentley's Luggage and California Luggage Outlet names. The Company, which regularly supplements its permanent mall stores with temporary holiday stores during its peak selling season from October through January, operated approximately 281 holiday stores in 2001.

EXCEPT FOR HISTORICAL INFORMATION, MATTERS DISCUSSED IN THIS PRESS RELEASE, INCLUDING FULL-YEAR AND QUARTERLY GUIDANCE AND ANTICIPATED ADJUSTMENTS IN ACCORDANCE WITH SFAS 142, ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER INCLUDE: ECONOMIC DOWNTURNS; CHANGES IN CUSTOMER SHOPPING PATTERNS; UNSEASONABLE WEATHER; FAILURE OF RESULTS OF OPERATIONS TO MEET EXPECTATIONS OF RESEARCH ANALYSTS; RISKS ASSOCIATED WITH FUTURE GROWTH; RISKS ASSOCIATED WITH OUR DEBT SERVICE; CHANGE IN CONSUMER PREFERENCES AND FASHION TRENDS AWAY FROM LEATHER; SEASONALITY OF THE BUSINESS; RISKS ASSOCIATED WITH FOREIGN SOURCING AND INTERNATIONAL BUSINESS; DISRUPTIONS IN PRODUCT SUPPLIES TO OUR TRAVEL STORES; DECREASED AVAILABILITY AND INCREASED COST OF LEATHER; COMPETITION IN OUR MARKETS; LOSS OF KEY MEMBERS OF OUR MANAGEMENT TEAM; RELIANCE ON THIRD PARTIES FOR MAINTAINING OUR MANAGEMENT INFORMATION SYSTEMS; CONCENTRATION OF THE COMPANY'S COMMON STOCK; VOLATILITY OF THE COMPANY'S COMMON STOCK; WAR, ACTS OF TERRORISM OR THE THREAT OF EITHER; AND INTERRUPTION IN THE OPERATION OF CORPORATE OFFICES AND DISTRIBUTION CENTERS. THE INFORMATION INCLUDED IN THIS PRESS RELEASE IS OPERATIVE AS OF THIS DATE ONLY. WILSONS LEATHER DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. IN ORDER TO ENSURE THAT ALL INVESTORS CONTINUE TO HAVE EQUAL ACCESS TO THE SAME INFORMATION, WILSONS LEATHER WILL REFRAIN FROM UPDATING PROJECTIONS MADE IN THIS PRESS RELEASE UNLESS IT DOES SO THROUGH MEANS THAT ARE DESIGNED TO PROVIDE BROAD DISTRIBUTION OF THE INFORMATION TO THE PUBLIC.

                WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                             AUGUST 3,   FEBRUARY 2,   AUGUST 4,
                       ASSETS                                  2002       2002 (1)     2001 (2)
                       ------                               -----------  -----------  -----------
                                                            (Unaudited)               (Unaudited)
CURRENT ASSETS:
 Cash and cash equivalents                                   $     63     $ 43,329     $   --
 Accounts receivable, net                                       5,841       10,255       15,339
 Inventories                                                  154,076      128,555      183,687
 Prepaid expenses and other current assets                     13,849        4,450       12,881
 Refundable income taxes                                       10,489         --           --
                                                             --------     --------     --------
     Total current assets                                     184,318      186,589      211,907

Property and equipment, net                                   101,297      109,827      107,583
Other assets, net                                               3,521       28,808       41,348
Deferred income taxes                                          11,249        3,548          117
                                                             --------     --------     --------
     Total assets                                            $300,385     $328,772     $360,955
                                                             ========     ========     ========

         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------

CURRENT LIABILITIES:
 Accounts payable                                            $ 32,414     $ 38,685     $ 20,112
 Notes payable                                                 45,620         --         91,563
 Accrued expenses                                              24,907       33,572       31,616
 Income taxes payable                                            --         11,824        2,723
 Deferred income taxes                                          2,694        1,974        2,776
                                                             --------     --------     --------
     Total current liabilities                                105,635       86,055      148,790

Long-term debt                                                 50,895       55,590       55,590
Other long-term liabilities                                    14,442        4,360        3,346
Total shareholders' equity                                    129,413      182,767      153,229
                                                             --------     --------     --------
     Total liabilities and shareholders' equity              $300,385     $328,772     $360,955
                                                             ========     ========     ========


(1)  Derived from audited consolidated financial statements.

(2) Certain amounts included in the consolidated financial statements have been reclassified in prior years to conform with the fiscal 2002 financial statement presentation. These amounts had no effect on previously reported shareholders' equity or net income.

                WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                       ------------------------
                                                       AUGUST 3,      AUGUST 4,
                                                         2002           2001
                                                       ---------      ---------
NET SALES                                               $ 89,382       $ 94,165
  Cost of goods sold, buying and occupancy costs          83,446         84,039
                                                        --------       --------
      Gross margin                                         5,936         10,126

  Selling, general and administrative expenses            43,742         40,556
  Depreciation and amortization                            4,882          5,460
                                                        --------       --------
     Loss from operations                                (42,688)       (35,890)
  Interest expense, net                                    2,374          2,103
                                                        --------       --------
      Loss before income taxes                           (45,062)       (37,993)
  Income tax benefit                                     (18,025)       (15,197)
                                                        --------       --------
  Loss before cumulative effect of
     change in accounting principle                      (27,037)       (22,796)
  Cumulative effect of change
     in accounting principle, net of tax                 (24,567)          --
                                                        --------       --------
      Net loss                                          $(51,604)      $(22,796)
                                                        ========       ========

NET LOSS PER COMMON SHARE - BASIC AND
DILUTED
  Loss before cumulative effect of
     change in accounting principle                     $  (1.33)      $  (1.32)
  Cumulative effect of change
     in accounting principle, net of tax                   (1.22)          --
                                                        --------       --------
  Net loss per common share - basic and diluted         $  (2.55)      $  (1.32)
                                                        ========       ========

Weighted average common shares
    outstanding                                           20,267         17,210
                                                        ========       ========

                WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                            YEAR TO DATE
                                                            PERIOD ENDED
                                                       ------------------------
                                                       AUGUST 3,      AUGUST 4,
                                                         2002           2001
                                                       ---------      ---------
NET SALES                                               $208,643       $211,642
  Cost of goods sold, buying and occupancy costs         178,100        165,866
                                                        --------       --------
     Gross margin                                         30,543         45,776

  Selling, general and administrative expenses            86,141         77,240
  Depreciation and amortization                            9,848          9,794
                                                        --------       --------
     Loss from operations                                (65,446)       (41,258)
  Interest expense, net                                    4,078          2,865
                                                        --------       --------
      Loss before income taxes                           (69,524)       (44,123)
  Income tax benefit                                     (27,809)       (17,649)
                                                        --------       --------
  Loss before cumulative effect of
     change in accounting principle                      (41,715)       (26,474)
  Cumulative effect of change
     in accounting principle, net of tax                 (24,567)          --
                                                        --------       --------
      Net Loss                                          $(66,282)      $(26,474)
                                                        ========       ========

NET LOSS PER COMMON SHARE - BASIC AND
DILUTED
  Loss before cumulative effect of
     change in accounting principle                     $  (2.11)      $  (1.55)
  Cumulative effect of change
     in accounting principle, net of tax                   (1.25)          --
                                                        --------       --------
  Net loss per common share - basic and diluted         $  (3.36)      $  (1.55)
                                                        ========       ========

Weighted average common shares
    Outstanding                                           19,742         17,092
                                                        ========       ========

               WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)




                                                     THREE MONTHS ENDED 8/03/02              YEAR TO DATE PERIOD ENDED 8/03/02
                                               --------------------------------------     --------------------------------------
                                                WILSONS      TRAVEL      CONSOLIDATED      WILSONS      TRAVEL      CONSOLIDATED
                                               --------     --------     ------------     --------     --------     ------------
Net sales                                      $ 63,196     $ 26,186       $ 89,382       $158,253     $ 50,390       $208,643

Loss before cumulative effect of
change in accounting principle                 $(19,962)    $ (7,075)      $(27,037)      $(29,696)    $(12,019)      $(41,715)

Cumulative effect of change in
accounting principle, net of tax               $      0     $(24,567)      $(24,567)      $      0     $(24,567)      $(24,567)
                                               --------     --------       --------       --------     --------       --------
Net loss                                       $(19,962)    $(31,642)      $(51,604)      $(29,696)    $(36,586)      $(66,282)
                                               ========     ========       ========       ========     ========       ========

NET LOSS PER COMMON SHARE - BASIC AND DILUTED

Loss before cumulative effect of
change in accounting principle                 $  (0.99)    $  (0.34)      $  (1.33)      $  (1.51)    $  (0.60)      $  (2.11)

Cumulative effect of change in
accounting principle, net of tax               $   0.00     $  (1.22)      $  (1.22)      $   0.00     $  (1.25)      $  (1.25)
                                               --------     --------       --------       --------     --------       --------
Net loss                                       $  (0.99)    $  (1.56)      $  (2.55)      $  (1.51)    $  (1.85)      $  (3.36)
                                               ========     ========       ========       ========     ========       ========

                                                     THREE MONTHS ENDED 8/04/01              YEAR TO DATE PERIOD ENDED 8/04/01
                                               --------------------------------------     --------------------------------------
                                                WILSONS      TRAVEL      CONSOLIDATED      WILSONS      TRAVEL      CONSOLIDATED
                                               --------     --------     ------------     --------     --------     ------------
Net sales                                      $ 58,895     $ 35,270       $ 94,165       $156,107     $ 55,535       $211,642

Net loss                                       $(19,649)    $ (3,147)      $(22,796)      $(22,590)    $ (3,884)      $(26,474)
                                               ========     ========       ========       ========     ========       ========

NET LOSS PER COMMON SHARE - BASIC AND DILUTED

Net loss                                       $  (1.14)    $  (0.18)      $  (1.32)      $  (1.32)    $  (0.23)     $  (1.55)
                                               ========     ========       ========       ========     ========       ========